Exhibit 4.1

PROSPECTUS

J. ALEXANDER’S HOLDINGS, INC.

2015 EQUITY INCENTIVE PLAN

J. Alexander’s Holdings, Inc. (the “Company,” “we” or “us”) is offering 1,500,000 shares of its common stock, par value $0.001 per share (“Common Stock”), to certain employees, directors, officers, and consultants of the Company or any of its subsidiaries or affiliates who may be granted options to purchase Common Stock, shares of restricted stock and other stock-based awards pursuant to the Company’s 2015 Equity Incentive Plan (the “Plan”). No underwriting discounts or other commissions will be charged in connection with the grant of shares of Common Stock under the Plan.

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No person is authorized to give any information or to make any representations, other than those contained in this prospectus, in connection with the offering described in this prospectus, and, if given or made, such information or representations must not be relied upon. This prospectus does not constitute an offer of any securities other than those to which it relates, or an offer to sell, or a solicitation of an offer to buy, any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sales made hereunder will, under any circumstances, create any implication that there has been no change in the affairs of the Company or its subsidiaries since the date of this prospectus.

The date of this prospectus is November 3, 2015.

AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and accordingly files reports, proxy statements and other information with the Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission, Room 1580, 100 F Street N.E., Washington, D.C. 20549. Electronic copies of all such reports are also available on the Internet at http://www.sec.gov. In addition, the Common Stock is listed and traded on the The New York Stock Exchange (“The NYSE”) under the symbol “JAX”.

Upon your request, the Company will promptly furnish to you, and without charge, a copy of its annual reports to stockholders.

You may obtain additional information about the Plan and the administrators of the Plan upon request to the following: J. Alexander’s Holdings, Inc., 3401 West End Avenue, Suite 260, Nashville, Tennessee 37203, Attention: Mark A. Parkey, Chief Financial Officer. Telephone requests may be directed to Mr. Parkey at (615) 269-1900.

DESCRIPTION OF THE PLAN

Issuer, Duration and Participating Employees

The Company, the principal executive offices of which are located at 3401 West End Avenue, Suite 260, Nashville, Tennessee 37203, telephone number (615) 269-1900, is the issuer of an aggregate of 1,500,000 shares of its Common Stock under the Plan. The Plan became effective on September 14, 2015 and, unless earlier terminated by our board of directors (the “Board”), will terminate on September 14, 2025.

The Plan

The purpose of the Plan is to enable the Company to attract and retain highly qualified personnel who will contribute to the Company’s success and to motivate employees, directors, officers and consultants to the Company or any of its subsidiaries or affiliates by means of performance-related incentives to achieve long-range performance goals and by enabling such individuals to participate in the long-term growth and financial success of the Company that will ultimately inure to the benefit of all stockholders of the Company.

The Plan provides for the grant of (1) stock options (including both “incentive stock options”, or “ISOs,” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and options not intended to qualify as ISOs (“nonqualified options”, or “NSOs”)), (2) stock appreciation rights (“SARs”), (3) restricted shares and restricted share units, (4) performance awards and (7) other stock-based awards to officers, directors, employees and consultants to the Company and its subsidiaries and affiliates. The foregoing are referred to collectively in this prospectus as “awards.”

The Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended, nor is it a qualified plan within the meaning of Section 401(a) of the Code.

The summary of the Plan contained in this prospectus is subject to the actual terms of the Plan, which is on file with the Company.

Plan Administration

The Plan will be administered by the Compensation Committee of the Company’s Board or a subcommittee thereof or such other committee designated by the Board (such committee sometimes referred to in this prospectus as the “plan administrator”). The Plan provides that no member of the Board or committee will be liable for any action or determination taken or made in good faith with respect to the Plan or any award granted under the Plan.

Subject to the terms of the Plan, the plan administrator has the right to (i) select eligible recipients and determine eligibility for participation in the Plan, (ii) determine the terms and conditions of awards, (iii) construe and interpret the Plan and awards, (iv) establish, amend and revoke rules and regulations for its administration and (v) amend or modify the Plan and any award at or after grant.

The plan administrator will be comprised solely of directors qualified to administer the Plan pursuant to Rule 16b-3 under the Exchange Act. It also is expected that the composition of the plan administrator will satisfy the requirements of Treas. Reg. Section 1.162-27(e)(3) with respect to grants made to certain key executive officers. To the extent that compensation realized in respect of awards is intended to be “performance based” under Section 162(m) of the Code and the plan administrator is not comprised solely of individuals who are “outside directors” within the meaning of such Section 162(m), the plan administrator may from time to time delegate some or all of its functions under the Plan to a committee or subcommittee composed of members that meet the relevant requirements.

Securities Subject to the Plan

The Plan covers 1,500,000 shares of Common Stock. If any shares subject to an award are forfeited or expire or an award is settled in cash (in whole or in part), the shares subject to such award shall, to the extent of such forfeiture, expiration or cash settlement, again be available for awards under the Plan. The maximum aggregate number of shares with respect to one or more awards that may be granted to any one person during any calendar year shall be 1,000,000 and the maximum aggregate amount that may be paid in cash to any one person during any calendar year with respect to one or more awards payable in cash shall be $5,000,000.

The Plan provides that, in the event of changes in the Common Stock by reason of any dividend (other than a normal, recurring dividend) or other distribution (whether in the form of cash, Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company or other similar corporate transaction or event affects the Common Stock, then the plan administrator shall in an equitable and proportionate manner as deemed appropriate by the plan administrator (and, as applicable, in such manner as is consistent with Sections 162(m), 422 and 409A of the Code and the regulations thereunder) either: (i) adjust any or all of (1) the aggregate number of shares or other securities of the Company (or number and kind of other securities or property) with respect to which awards may be granted under the Plan; (2) the number of shares or other securities of the Company (or number and kind of other property) subject to outstanding awards, provided that the number of shares subject to any award shall always be a whole number; (3) the grant or exercise price per share with respect to any award under the Plan; (4) the terms and conditions of any outstanding awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (5) the limits on the number of shares or awards that may be granted to participants under the Plan in any calendar year; (ii) provide for an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect; or (iii) make provision for a cash payment to the holder of an outstanding award.

Eligibility

Any employee, director or consultant shall be eligible to be designated as a participant; provided, however, that awards granted to non-employee directors shall be subject to additional terms and conditions set forth in the Plan; provided further, that any award to an employee who is a prospective employee or officer shall be conditioned upon such individual becoming an employee or officer of the Company or its subsidiary or affiliate. The terms and conditions of awards need not be the same with respect to each participant.

Stock Options and Stock Appreciation Rights

You may be granted stock option awards and stock appreciation rights (“SARs”) pursuant to the Plan at the discretion of the plan administrator. An option may be granted with or without a related SAR. A SAR may be granted with or without a related option. The period during which the right to exercise, in whole or in part, an option or SAR vests in the participant shall be set by the plan administrator and the plan administrator may determine that an option or SAR may not be exercised in whole or in part. If you do not exercise your options or SARs within their respective terms, which shall be determined by your plan administrator and shall not exceed ten (10) years, your options or SARs, as applicable, will expire without value. Except as otherwise determined by the plan administrator, your options and SARs are exercisable during your lifetime only by you.

The section entitled “Withdrawal from the Plan; Assignment of Interest” below describes the provisions that relate to the exercise of your option following your termination of employment or service, including upon your death, disability or retirement.

The plan administrator, in its sole discretion, shall establish the exercise price at the time each option is granted and the grant price at the time each SAR is granted. Except in the case of a substitution of a SAR, as described below, the exercise price of an option, and the grant price of an SAR, may not be less than one hundred percent (100%) of the fair market value of the Company’s Common Stock on the date of grant of such option or SAR. The plan administrator shall have the authority to grant Incentive Stock Options (“ISOs”) and to grant Non-Qualified Stock Options (“NSOs”). In the case of ISOs, the terms and conditions of such grants shall be subject to and comply with Section 422 of the Code, as from time to time amended, and any regulations implementing such statute. Upon the exercise of your option, the purchase price may be fully paid, in cash, or its equivalent, as determined by the plan administrator. As determined by the plan administrator and subject to the terms of the Plan, payment may also be made (i) by transfer, either actually or by attestation, to the Company of unencumbered shares of Common Stock previously acquired by the participant, (ii) by a cashless (broker-assisted) exercise that complies with applicable laws, (iii) by withholding shares of Common Stock (net-exercise) otherwise deliverable to the participant pursuant to the option having an aggregate fair market value at the time of exercise equal to the total exercise price or (iv) any combination of the foregoing. Until the optionee has been issued the shares subject to such exercise, he or she shall possess no rights as a shareholder with respect to such shares.

With respect to ISOs, the aggregate fair market value (determined as of the date of grant) of the shares granted to you under the Plan or under any other option plan of the Company or its subsidiaries or affiliates that may become exercisable for the first time in any calendar year is limited to $100,000.

At the plan administrator’s discretion, the amount payable to the participant as a result of the exercise of a SAR may be settled in cash, shares of Common Stock or other property, or any combination thereof. A fractional share shall not be deliverable upon the exercise of a SAR but a cash payment will be made in lieu thereof.

Notwithstanding any other provisions in the Plan, if at the time an option is otherwise to be granted pursuant to the Plan, the optionee or rights holder owns directly or indirectly (within the meaning of Section 424(d) of the Code) shares of the Company’s capital stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporations, then any ISO to be granted to such optionee or rights holder pursuant to the Plan shall satisfy the requirement of Section 422(c)(5) of the Code, and the exercise price shall be not less than one hundred ten percent (110%) of the fair market value of the Common Stock of the Company, and such option by its terms shall not be exercisable after the expiration of five (5) years from the date such option is granted.

The plan administrator may provide in the applicable award agreement evidencing the grant of an option, at or after such grant, that the plan administrator, in its sole discretion, shall have the right to substitute a SAR for such option at any time prior to or upon exercise of such option; provided, that such SAR shall be exercisable with respect to the same number of shares of Common Stock for which such substituted option would have been exercisable, shall have the same exercise price and vesting schedule as the substituted option, and shall have a SAR term equal in length to the remaining option term of the substituted option.

Restricted Shares and Restricted Share Units

You may be granted restricted shares and restricted share units pursuant to the Plan at the discretion of the plan administrator, which, as set forth in the applicable award agreement, will be subject to certain restrictions for a period specified by the plan administrator (“restricted period”) that the plan administrator may determine, from the date on which such award is granted. The restricted period will lapse upon the attainment of certain corporate or individual performance goals and targets. The plan administrator may permit such restrictions to lapse in installments within the restricted period or may accelerate or waive such restrictions at any time based on the achievement of performance-related goals or your termination of employment or service.

The Company, or any custodian appointed by the Company, may keep in its possession the certificates representing shares of a restricted award until all conditions and restrictions applicable to the award have been satisfied. If the restricted award consists of restricted units, the Company will not issue a stock certificate evidencing such award. Unless otherwise provided in the applicable award agreement, the grantee shall have all other rights of a shareholder with respect to restricted shares, including the right to vote such shares of stock, subject to the following restrictions: (i) the grantee shall not be entitled to delivery of the stock certificate until the expiration of the restricted period and the fulfillment of any other restrictive conditions set forth in the award agreement with respect to such shares; (ii) none of the shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of during such restricted period or until after the fulfillment of any such other restrictive conditions; and (iii) except as otherwise determined by the plan administrator at or after grant, all of the shares (including any dividends accrued and held thereon) shall be forfeited and all rights of the grantee to such shares shall terminate, without further obligation on the part of the Company, unless the grantee remains in the continuous employment of the Company for the entire restricted period in relation to which such shares were granted and unless any other restrictive conditions relating to the restricted share award are met.

At the end of the restricted period and provided that any other restrictive conditions of the restricted share award are met, a stock certificate for the appropriate number of shares, free of the restrictions and restricted share legend, shall be delivered to the participant and any dividends or dividend equivalents accrued thereon shall be paid.

Each restricted share unit shall have a value equal to the fair market value of a share of Common Stock. Restricted share units shall be paid in cash, Shares, other securities or other property, as determined in the sole discretion of the plan administrator, upon the lapse of the restrictions applicable thereto. Except as otherwise determined by the plan administrator at or after grant, restricted share units may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of, and all restricted share units and all rights of the grantee thereto shall terminate, without further obligation on the part of the Company, unless the grantee remains in continuous employment of the Company for the entire restricted period in relation to which such restricted share units were granted and unless any other restrictive conditions relating to the restricted share unit award are met. Except as otherwise provided in the Plan or the applicable award agreement, a Participant shall have no rights of a shareholder with respect to restricted share units.

Performance Awards

You may be granted performance awards pursuant to the Plan at the discretion of the plan administrator, which shall consist of a right that is (i) denominated in cash, shares of Common Stock or other property, (ii) valued, as determined by the share, in accordance with the achievement of such performance goals during such performance periods as the plan administrator shall establish, and (iii) payable at such time and in such form as the plan administrator shall determine. Dividends or dividend equivalents on plan administrator denominated in shares of Common Stock may not be paid to a participant (but they may be accumulated for eventual payment) until such time as the plan administrator determines that the performance criteria underlying such performance awards have been satisfied.

Performance awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with the procedures established by the plan administrator, on a deferred basis, subject to the requirements of Section 409A of the Code. A participant’s rights to any performance award may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of in any manner, except by will or the laws of descent and distribution, and/or except as the plan administrator may determine at or after grant.

Other Stock-Based Awards

The plan administrator shall have the authority to determine the participants who shall receive an “other” stock-based award, which shall consist of any right that is (i) not an award described under the sections titled “Stock Options and Stock Appreciation Rights”, “Restricted Stock and Restricted Stock Units”, or “Performance Awards” above and (ii) an award of Common Stock or an award based on or related to shares of Common Stock or other property (including, without limitation, securities convertible into Common Stock), as deemed by the plan administrator to be consistent with the purposes of the Plan. Subject to the terms of the Plan and any applicable award agreement, the plan administrator shall determine the terms and conditions of any such other stock-based award.

Non-Employee Director Awards

The Board may provide that all or a portion of a non-employee director’s annual retainer, meeting fees and/or other awards or compensation as determined by the Board, be payable in the form of NSOs, restricted shares, restricted share units and/or other stock-based awards under the Plan, including unrestricted shares. The Board shall determine the terms and conditions of any such awards, and shall have full power and authority in its discretion to administer such awards, subject to the terms of the Plan and applicable law. Notwithstanding anything in this Plan to the contrary, the maximum number of shares subject to Awards granted during a calendar year to any non-employee director shall not exceed $500,000 in total value (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes and excluding, for this purpose, the value of any dividends or dividend equivalents paid) (the “Non-Employee Director Limit”). The Board may not, without the approval of the shareholders, increase the Non-Employee Director Limit.

Withdrawal from the Plan; Assignment of Interest

The plan administrator, in its sole discretion, will provide in your award agreement whether and to what extent awards will be exercisable upon your termination of employment or service for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement. Except as otherwise provided in the applicable award agreement, in the event of a participant’s termination of service, any outstanding and unvested awards held by such participant shall terminate on the date of such termination of service and be forfeited. Notwithstanding the foregoing, the plan administrator may determine in its discretion that an award may be exercised following any such termination of service, whether or not exercisable at the time of such termination of service.

Each award shall be exercisable only by a participant during the participant’s lifetime, or, if permissible under applicable law, by the participant’s legal guardian or representative. No award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company and its affiliates; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. Notwithstanding the foregoing, the plan administrator may, in its sole discretion, permit awards other than ISOs to be transferred by a participant, without consideration, subject to such rules as the plan administrator may adopt consistent with any applicable award agreement to preserve the purposes of the Plan.

In no event may you, or any permitted transferee, exercise your option more than ten (10) years from the date it is granted.

Amendment; Termination

Except as otherwise provided in the Plan, the Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to comply, including the rules and regulations of The NYSE.

Subject to the restrictions and shareholder approval requirements set forth in the Plan, the plan administrator may terminate or amended any terms of any award theretofore granted; provided that any such amendment or termination that would materially and adversely affect the rights of any participant or any holder or beneficiary of any award theretofore granted shall not to that extent be effective without the consent of the affected participant, holder or beneficiary.

Employment Relationship

Nothing contained herein or in the Plan will be deemed to prevent the Company from terminating your employment or service to the Company or any of its subsidiaries or affiliates or to prevent you from terminating such employment or service.

Government and Other Regulations

The Plan, and its grant and exercise of awards, and the obligations of the Company to sell and deliver shares of Common Stock, will be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or government agency as may, in the opinion of counsel for the Company, be required.

CERTAIN FEDERAL INCOME TAX EFFECTS

Certain aspects of the current federal income tax treatment of nonqualified stock options, incentive stock options and restricted shares granted under the Plan are generally described below. This description of tax consequences is not intended to be, and is not, a complete description of all tax consequences that may be relevant to a participant in the Plan. There may be different income tax consequences under certain circumstances, including those unique to a participant’s personal situation, and there may be gift and estate tax consequences, which are not discussed herein. There may also be relevant state, local and foreign tax implications, none of which are addressed by this limited discussion. Also, it should be noted that tax laws are subject to change, possibly with retroactive effect. You are urged to consult with your own tax advisors concerning the application of the general principles discussed below to your own situation, as well as the potential tax consequences, generally, related to your participation in the Plan.

Nonqualified Stock Options

There generally are no material federal income tax consequences to us or to you upon the grant of a nonqualified stock option.

Upon the exercise of a nonqualified stock option, you generally will recognize ordinary income (as compensation) in an amount equal to the excess of the fair market value of the shares of our stock at the time of exercise over the exercise price.

Upon the sale of the shares of stock acquired upon the exercise of a nonqualified stock option, the typical optionee will recognize a capital gain or loss in an amount equal to the difference between the amount realized on the sale and his or her tax basis in the shares (in general, the exercise price plus the amount of income recognized at the time of exercise). The applicable tax rate will depend on the length of time you held the shares and, possibly, other factors. Except as described below with respect to the surrender of shares acquired through the exercise of incentive stock options, if you surrender shares of our stock that you own to pay the exercise price for shares acquired pursuant to the exercise of your nonqualified stock options, you will not recognize any gain or loss on the surrendered shares, and your basis and holding period in the surrendered shares will be transferred to that number of new shares that equals the number of surrendered shares. If the number of shares you receive exceeds the number of shares that you surrendered, the fair market value of the excess shares on the date of exercise, reduced by the amount of cash, if any, paid by you upon exercise, is includable in your gross income in the year of the exercise and taxed to you as ordinary income. Your basis in the excess shares will equal the sum of the cash paid by you upon the exercise of the stock option plus any amount included in your gross income as a result of the exercise of the stock option, and your holding period for the excess shares will begin on the date you acquired the excess shares.

Incentive Stock Options

There are no federal income tax consequences to us or to you upon the grant of an incentive stock option.

Generally, you will not recognize income for purposes of the regular federal income tax upon the exercise of an incentive stock option. However, for purposes of the alternative minimum tax, in the year in which you exercise an incentive stock option, the amount by which the fair market value of the shares acquired upon exercise exceeds the exercise price will be included in calculating your alternative minimum taxable income.

If you dispose of the shares acquired upon exercise of an incentive stock option at a time that is both after two years from the date the option was granted and after one year from the date the shares were transferred to you upon the exercise of the option, you will generally recognize long-term capital gain or loss in the amount of the difference between the amount realized on the sale and the exercise price.

If you dispose of shares acquired upon your exercise of an incentive stock option before satisfying both holding period requirements described in the preceding paragraph (i.e., in what is referred to as a “disqualifying disposition”), your gain recognized on the disposition will be taxed as ordinary income to the extent of the difference between the fair market value of the shares on the date of exercise (or the amount realized on the disposition, if less) and the exercise price. The gain, if any, in excess of the amount recognized as ordinary income will generally be long-term or short-term capital gain, depending upon the length of time you held your shares before the disposition. If you make a disqualifying disposition, you must notify us within ten (10) days of such disposition.

If you surrender shares received upon the exercise of a prior incentive stock option to pay the exercise price of any option and such surrender takes place before you have satisfied either the two-year or one-year holding period requirements described above, the disqualifying disposition of the shares used to pay the exercise price will result in income (or loss) to you in accordance with the preceding paragraph. If you surrender shares acquired pursuant to the exercise of an incentive stock option after such holding period requirements are met, or if you surrender shares that were not received upon the exercise of an incentive stock option, with respect to that number of new shares that is equal to the number of surrendered shares, you will recognize no gain or loss on the surrendered shares and your historic basis and holding period for the surrendered shares will continue to apply. To the extent that the number of shares received in that exchange exceeds the number of shares surrendered, your basis in the excess shares will equal the amount of cash, if any, paid for such excess shares and your holding period with respect to the excess shares will begin on the date the option was exercised.

Stock Appreciation Rights

You are generally not subject to federal income tax upon the grant of a SAR. Upon the exercise of SARs, the amount of any cash and the fair market value as of the date of exercise of any shares of the Common Stock received is taxable to you as ordinary income, and the Company generally will be entitled to a corresponding deduction. Upon your sale of the Common Stock acquired by the exercise of SARs, you will recognize capital gain or loss (assuming such stock was held as a capital asset) in an amount equal to the difference between the amount realized upon such sale and the fair market value of the stock on the date that governs the determination of your ordinary income.

Restricted Awards

You are generally not subject to federal income tax upon the grant of a restricted award. Rather, you will recognize ordinary income in an amount equal to (i) the fair market value of the stock at the time the shares become transferable or are otherwise no longer subject to a substantial risk of forfeiture (as defined in the Code), minus (ii) the price, if any, you paid to purchase such stock. The Company will generally be entitled to a tax deduction at such time when and in the same amount that you recognize ordinary income. However, you may elect (not later than 30 days after acquiring such shares) to recognize ordinary income at the time the restricted shares are awarded in an amount equal to their fair market value at that time, notwithstanding the fact that such shares are subject to restrictions and a substantial risk of forfeiture. If you make such an election, you will not recognize any additional taxable income at the time the restrictions lapse. Nevertheless, if shares in respect of which such election was made are later forfeited, you will not be allowed a tax deduction for the forfeited shares, and the Company will be deemed to recognize ordinary income equal to the amount of the deduction allowed to the Company at the time of the election in respect of such forfeited shares.

Tax Withholding

We have the right to require that you and/or any other person receiving or exercising any of your rights under any awards under the Plan pay to us the amount of any federal, state or local taxes we are required to withhold with respect to your awards. If our withholding obligation arises in connection with the transfer of shares to you, except to the extent, if any, prohibited or otherwise provided in the Plan or under the Agreement you entered into in connection your participation in the Plan, you may elect to satisfy the withholding requirement by having us reduce the number of shares otherwise transferable to you.

RESTRICTIONS ON RESALE

If you are an “affiliate” of the Company as defined in Rule 144 (“Rule 144”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), Common Stock acquired by you under the Plan will be deemed “restricted securities” as that term is defined in Rule 144 and the certificate representing such shares may bear a legend restricting the transfer thereof. Such affiliates may not use this prospectus for any resales of such shares. However, your sales or other dispositions may be made pursuant to (1) the requirements of Rule 144, without being subject to the holding period requirement of such Rule, (2) another exemption from such registration under the Securities Act or (3) a separate prospectus prepared in accordance with the applicable form under the Securities Act. Participants who are not affiliates of the Company may still sell their shares acquired pursuant to the terms of the Plan without compliance with the requirements of Rule 144 or the registration requirements of the Securities Act.

ADDITIONAL PROVISIONS AFFECTING CERTAIN INSIDERS

If you are an executive officer or director of the Company, you will be subject to the reporting requirements of Section 16(a) of the Exchange Act. If so, you are also subject to the short-swing profit liability provisions of the Exchange Act. Because transactions involving Common Stock may give rise to short-swing profit liability, all officers who are participants in the Plan must notify the Company’s Chief Financial Officer prior to the sale of any shares of Common Stock acquired pursuant to the Plan, and all directors who are participants in the Plan are requested to notify the Company’s Chief Financial Officer prior to the sale of any shares of Common Stock acquired pursuant to the Plan. However, stock granted by, or acquired under an option granted by, the full board or directors or by a committee composed solely of “non-employee directors” (as such term is defined under Rule 16b-3) will not be taken into account in determining whether any transaction triggers the short-swing profit rule.

ADDITIONAL INFORMATION

The documents incorporated by reference in the registration statement pursuant to which the securities covered hereby are registered are hereby incorporated in this prospectus by reference. All documents subsequently filed by the Company pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act will be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of the filing of such documents.

The Company will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents), as well as stockholder communications and other reports furnished to stockholders of the Company on a continuing basis, the Plan and any other documents to be delivered to participants in the Plan. Written requests for documents should be addressed to J. Alexander’s Holdings, Inc., 3401 West End Avenue, Suite 260, Nashville, Tennessee 37203, Attention: Mark A. Parkey, Chief Financial Officer. Telephone requests may be directed to Mr. Parkey at (615) 269-1900.

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The information in this prospectus will be updated regularly by an appendix, a new prospectus or by including information in the most recent annual report to stockholders or the most recent proxy statement of the Company. Any person referring to this prospectus after the lapse of a significant period of time from the date of its initial publication should obtain and refer to all appendices. Any appendix received after receipt of this prospectus should be kept with this prospectus and referred to whenever this prospectus is referred to.

[End of Prospectus.]